AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 2004.
                                                   REGISTRATION NO. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                 MEDIABAY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ----------------

      FLORIDA             2 RIDGEDALE AVENUE, SUITE 300             65-0429858
  (State or other         CEDAR KNOLLS, NEW JERSEY 07927          (IRS employer
  jurisdiction of                (973) 539-9528                  identification
  incorporation or      (Address, including zip code, and            number)
   organization)             telephone number, including
                      area code, of registrant's principal
                               executive offices)

                               ------------------

          2 RIDGEDALE AVENUE, SUITE 300
          CEDAR KNOLLS, NEW JERSEY                            07927
          (Address of Principal Executive Offices)           (Zip Code)


                            2001 Stock Incentive Plan
                        --------------------------------
                              (Full Title of Plan)

                                 Jeffrey Dittus
                             Chief Executive Officer
                                 MediaBay, Inc.
                          2 Ridgedale Avenue, Suite 300
                         Cedar Knolls, New Jersey 07927
              ---------------------------------------------------
                     (Name and Address of Agent for Service)

                                    COPY TO:

                             Brad L. Shiffman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                            Facsimile: (212) 885-5001

================================================================================

                         CALCULATION OF REGISTRATION FEE

---------------------------------------- ------------------ ----------------- ------------------- ------------------
                                                                PROPOSED           PROPOSED
                                                                MAXIMUM            MAXIMUM
TITLE OF EACH                                 AMOUNT            OFFERING          AGGREGATE           AMOUNT OF
CLASS OF SECURITIES                            TO BE           PRICE PER      OFFERING PRICE(2)     REGISTRATION
TO BE REGISTERED                           REGISTERED(1)      SECURITY(2)                                FEE
---------------------------------------- ------------------ ----------------- ------------------- ------------------
Common stock, no par value per share         3,500,000            $1.17           $4,105,485           $520.17

---------------------------------------- ------------------ ----------------- ------------------- ------------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also registers an indeterminate number of shares of common stock which may be issued pursuant to the anti-dilution provisions of the stock options or other stock-based awards granted or to be granted by the Registrant under its 2001 Stock Incentive Plan.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933 and based upon (a) as to the 3,107,000 shares of common stock issuable upon exercise of options previously granted under the 2001 Stock Incentive Plan upon the prices at which such options may be exercised, (b) as to the remaining 393,000 shares issuable upon exercise of options or other stock-based awards reserved for issuance under the 2001 Stock Incentive Plan, the basis of the average of the high and low prices for the common stock as quoted on Nasdaq on July 22, 2004.

      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      Item 1. Plan Information.*

      Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                 MEDIABAY, INC.

                        1,820,000 Shares of Common Stock

      This prospectus relates to up to 1,820,000 shares of the common stock of MediaBay, Inc., which have been registered for resale by some of our shareholders pursuant to this prospectus. These shares are issuable upon exercise of options granted under MediaBay's 2001 Stock Incentive Plan.

      The common stock may be offered from time to time by the selling shareholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution." MediaBay will receive proceeds from any exercise for cash of the options but not from any sale of the shares of common stock being offered hereby that are underlying the options.

      The common stock is listed for trading on the Nasdaq National Market under the symbol "MBAY". On July 22, 2004, the closing sale price of the common stock as reported by the Nasdaq National Market was $0.41.

      AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 26, 2004.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed by MediaBay with the Securities and Exchange Commission are incorporated herein by reference and shall be deemed a part of this prospectus:

     (1)  Annual Report on Form 10-K for the year ended December 31, 2003;

     (2)  Quarterly Report on Form 10-Q for the period ended March 31, 2004;

     (3)  Current Report on Form 8-K filed with the SEC on January 30, 2004;

     (4)  Current Report on Form 8-K filed with the SEC on April 1, 2004;

     (5)  Current Report on Form 8-K filed with the SEC on April 12, 2004;

     (6)  Current Report on Form 8-K filed with the SEC on April 30, 2004;

     (7)  Current Report on Form 8-K filed with the SEC on May 26, 2004; and

     (8) The description of our common stock contained in our Registration Statement on Form 8-A dated November 12, 1999, together with any amendment or report filed with the SEC for the purpose of updating the description;

      All documents MediaBay files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus at 12 nd before the termination of the offering of the securities hereby shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus on the date of filing of the documents. Any statement incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

      This prospectus incorporates documents by reference with respect to MediaBay that are not presented herein or delivered herewith. These documents are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request to Mr. John Levy, MediaBay, Inc., 2 Ridgedale Avenue, Suite 300, Cedar Knolls, New Jersey 07927, telephone: (973) 539-9528.

      MediaBay is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. These reports and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

                                   THE COMPANY

      MediaBay,  Inc.  is  a  marketer  of  spoken  audio  products,   including
audiobooks and old-time radio shows, through direct response, retail and internet channels. MediaBay markets audiobooks primarily through its Audio Book Club and its old-time radio programs through direct-mail catalogs, on the internet at RadioSpirits.com and on a wholesale basis to major retailers.

                                  RISK FACTORS

      Prospective investors should consider carefully the following risk factors before purchasing any shares of the common stock offered hereby by the selling shareholders.

                    RISKS RELATING TO OUR FINANCIAL CONDITION

      WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE, AND EXPECT TO INCUR LOSSES IN THE FUTURE.

      Since our inception, we have incurred significant losses. As of March 31, 2004, we had incurred an accumulated deficit of $103 million. Losses are continuing and are expected to continue. We may not be able to achieve and sustain profitable operations.

      OUR AUDITORS EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN IN THEIR AUDIT REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003.

      Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2003. The paragraph states that our recurring losses from operations and our inability to meet our debt obligations as they come due in 2004 raise substantial doubt about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationships with suppliers and other creditors and customers and may adversely affect our ability to obtain additional financing.

      WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS WHICH IMPOSES SIGNIFICANT RESTRICTIONS ON OUR BUSINESS.

      As of May 31, 2004 we had approximately $9.5 million of debt outstanding under our credit facility and approximately $9.4 million principal amount of debt outstanding and related accrued interest under promissory notes. Our credit facility restricts our ability to raise financing for working capital purposes because it requires us to use 50% of any proceeds from equity financings to repay amounts outstanding under the credit agreement and restricts our ability to incur additional indebtedness. In addition, our existing indebtedness under our line of credit limits or prohibits us from, among other things:

      o     merging into or consolidating with another corporation;

      o     selling all or substantially all of our assets;

      o     declaring or paying cash dividends; or

      o     materially changing the nature of our business.

      RISKS RELATING TO OUR OPERATIONS


      IF WE DO NOT HAVE SUFFICIENT FUNDS TO MARKET TO ATTRACT NEW MEMBERS AND CUSTOMERS, OUR CUSTOMER AND REVENUE BASES WILL CONTINUE TO ERODE.

      Because we significantly reduced our market expenditures for new members, our club membership and revenues declined significantly. Sales for the three months ended March 31, 2004 decreased $5.0 million or 47% to $5.6 million as compared to $10.6 million for the three months ended March 31, 2003. Sales for the year ended December 31, 2003 decreased $9.1 million or 20% to $36.6 million as compared to $45.7 million for the year ended December 31, 2002. Audio Book Club sales decreased during each period principally due to a decrease in club membership as a result of a reduction in our advertising expenditures for new members. For the year ended December 31, 2003, we spent $2.1 million to attract new Audio Book Club members, a reduction of $6.2 million, or 74.7%, from the amount spent to attract new members of $8.3 million during the year ended December 31, 2002, principally due to the lack of necessary funds. If we do not have the funds available to spend to acquire new members to offset member attrition and/or expand our existing membership and customer bases, our revenue will continue to decline, which will continue to negatively impact our performance and could ultimately impair our ability to continue as a going concern.

      OUR PRODUCTS ARE SOLD IN A NICHE MARKET THAT MAY HAVE LIMITED FUTURE GROWTH POTENTIAL.

      Although the market for audiobooks has expanded in recent years, the markets for our products are niche markets. Consumer interest in audiobooks and old-time radio may decline in the future, and growth trends in these markets may stagnate or decline. A decline in the popularity of audiobooks and old-time radio would limit our future growth potential and negatively impact our future operating results.

      WE MAY BE UNABLE TO ANTICIPATE CHANGES IN CONSUMER PREFERENCE FOR OUR PRODUCTS AND MAY LOSE SALES OPPORTUNITIES.

      Our success depends largely on our ability to anticipate and respond to a variety of changes in the audiobook and old-time radio industries. These changes include economic factors affecting discretionary consumer spending, modifications in consumer demographics and the availability of other forms of entertainment. The audiobook and old-time radio markets are characterized by changing consumer preferences, which could affect our ability to:

      o     plan for catalog offerings;

      o     introduce new titles;

      o     anticipate order lead time;

      o     accurately assess inventory requirements; and

      o     develop new product delivery methods.

      Although we evaluate many factors and attempt to anticipate the popularity and life cycle of audiobook titles, the ultimate level of demand for specific titles is subject to a high level of uncertainty. Sales of audiobook titles typically decline rapidly after the first few months following release. If sales of specific titles decline more rapidly than we expect, we could be left with excess inventory, which we might be forced to sell at reduced prices. If we fail to anticipate and respond to factors affecting the audiobook industry in a timely manner, we could lose significant amounts of capital or potential sales opportunities.

      WE MAY EXPERIENCE SYSTEM INTERRUPTIONS, WHICH AFFECT ACCESS TO OUR WEB SITES AND OUR ABILITY TO SELL PRODUCTS OVER THE INTERNET.

      Our future revenue depends, in part, on the number of web site visitors who join as Audio Book Club members and who make online purchases. The satisfactory performance, reliability and availability of our web sites, transaction-processing systems and network infrastructure are critical to our ability to attract and retain visitors at our web sites. If we experience system interruptions that prevent customers and potential customers from accessing our web sites, consumer perception of our on-line business could be adversely affected, and we could lose sales opportunities and visitor traffic.

      WE MAY NOT BE ABLE TO LICENSE OR PRODUCE DESIRABLE SPOKEN WORD CONTENT, WHICH COULD REDUCE OUR REVENUES.

      We could lose sales opportunities if we are unable to continue to obtain the rights to additional audiobook libraries or selected audiobook titles. Some of our license agreements expire over the several months unless they are renewed. We may not be able to renew existing license and supply arrangements for audiobook publishers' libraries or enter into additional arrangements for the supply of new audiobook titles.

      IF OUR THIRD-PARTY PROVIDERS FAIL TO PERFORM THEIR SERVICES PROPERLY, OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

      Third-party providers conduct all of our Audio Book Club and a majority of our Radio Spirits customer service operations, process orders and collect payments for us. If these providers fail to perform their services properly, Audio Book Club members and Radio Spirits' customers could develop negative perceptions of our business, collections of receivables could be delayed, our operations might not function efficiently, our expenses may increase and our revenue may decline.

      IF OUR MARKETING STRATEGIES TO ACQUIRE NEW MEMBERS ARE NOT SUCCESSFUL, WE WILL NOT ACQUIRE AS MANY MEMBERS AS WE ANTICIPATE OR ACQUIRE MEMBERS WHOSE PERFORMANCE IS UNPROFITABLE, WHICH WOULD INHIBIT OUR SALES GROWTH OR INCREASE OUR COSTS.

      If our direct mail and other marketing strategies are not successful, our per member acquisition costs may increase and we may acquire fewer new members than anticipated or the members we do acquire may not purchase as many products as we anticipate, return products at a higher rate than we expect or fail to pay for their purchases. As a result, our operating results would be negatively impacted and our sales growth would be inhibited.

      THE PUBLIC MAY BECOME LESS RECEPTIVE TO UNSOLICITED DIRECT MAIL CAMPAIGNS.

      The success of our direct mail campaigns is dependent on many factors including the public's acceptance of direct mail solicitations. Negative public reception of direct mail solicitations will result in lower customer acquisitions rates and higher customer acquisition costs and will negatively impact operating results and sales growth.

      INCREASED MEMBER ATTRITION COULD NEGATIVELY IMPACT OUR FUTURE REVENUES AND OPERATING RESULTS.

      As is typical with membership clubs, we experience significant member attrition. Our Audio Book Club lost more active members than new members that joined in 2003. Increases in membership attrition above the rates we anticipate could materially reduce our future revenues. We incur significant up front expenditures in connection with acquiring new members. A member may not honor his or her commitment, or we may choose to terminate a specific membership for several reasons, including failure to pay for purchases, excessive returns or cancelled orders. As a result, we may not be able to fully recoup our costs associated with acquiring new members. In addition, once a member has satisfied his or her initial commitment to purchase additional audiobooks at regular prices, the member has no further commitment to make purchases.

      NEW LAWS ADDRESSING THE SENDING OF E-MAILS MAY LIMIT OUR ABILITY TO MARKET OR SUBJECT US TO PENALTIES.

      New laws recently enacted to limit "spam" e-mails may impact our ability to conduct e-mail campaigns. While we attempt to only use "opt-in" e-mail addresses and to work with third parties whose lists consist of "opt-in" e-mails, the law may limit the number of third parties whose lists we can use or significantly reduce the number of e-mails within these lists. Limitations on our ability to continue the use of e-mail marketing campaigns could adversely affect our ability to attract new Audio Book Club members and increase our cost to acquire new members.

      THE CLOSING OF RETAIL STORES, WHICH CARRY OUR PRODUCTS COULD NEGATIVELY IMPACT OUR WHOLESALE SALES OF THESE PRODUCTS.

      Bankruptcy filings by major retailers may limit the number of outlets for our old-time radio products. With fewer chains and stores available as distribution outlets, competition for shelf space will increase and our ability to sell our products could be impacted negatively. Moreover, our wholesale sales could be negatively impacted if any of our significant retail customers were to close a significant number of their locations or otherwise discontinue selling our products.

      IF THIRD PARTIES OBTAIN UNAUTHORIZED ACCESS TO OUR MEMBER AND CUSTOMER DATABASES AND OTHER PROPRIETARY INFORMATION, WE WOULD LOSE THE COMPETITIVE ADVANTAGE THEY PROVIDE.

      We believe that our member file and customer lists are valuable proprietary resources, and we have expended significant amounts of capital in acquiring these names. Our member and customer lists, trade secrets, trademarks and other proprietary information have limited protection. Third parties may copy or obtain unauthorized access to our member and customer databases and other proprietary know-how, trade secrets, ideas and concepts.

      Competitors could also independently develop or otherwise obtain access to our proprietary information. In addition, we rent our lists for one-time use only to third parties that do not compete with us. This practice subjects us to the risk that these third parties may use our lists for unauthorized purposes, including selling them to our competitors. Our confidentiality agreements with our executive officers, employees, list managers and appropriate consultants and service suppliers may not adequately protect our trade secrets. If our lists or other proprietary information were to become generally available, we would lose a significant competitive advantage.

      IF WE ARE UNABLE TO PAY OUR ACCOUNTS PAYABLE IN A TIMELY MANNER, OUR SUPPLIERS AND SERVICE PROVIDERS MAY REFUSE TO SUPPLY US WITH PRODUCTS OR PROVIDE SERVICES TO US.

      At May 31, 2004, we owed approximately 4.7 million to trade and other creditors. Approximately $3.3 million of these accounts payable were more than 60 days past due. If we do not make satisfactory payments to our vendors, they may refuse to continue to provide us with products or services on credit, which could interrupt our supply of products or services.

      HIGHER THAN ANTICIPATED PRODUCT RETURN RATES COULD REDUCE OUR FUTURE OPERATING RESULTS.

      We experienced product return rates of approximately 24%, 26%, and 32% during the years ended December 31, 2001, 2002 and 2003, respectively. If members and customers return products to us in the future at higher rates than in the past or than we currently anticipate, our net sales would be reduced and our operating results would be adversely affected. A return rate in excess of our allowance for returns would result in a charge to earnings to write off the related receivables and would reduce our assets.

      IF WE ARE UNABLE TO COLLECT OUR RECEIVABLES IN A TIMELY MANNER, IT MAY NEGATIVELY IMPACT OUR CASH FLOW AND OUR OPERATING RESULTS.

      We experienced bad debt rates of approximately 6.1%, 6.2% and 10.8% during the year ended December 31, 2001, 2002 and 2003, respectively. We are subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. If we experience significant delays in collection or uncollectibility of accounts receivable, our liquidity and working capital position could suffer and we could be required to increase our allowance for doubtful accounts, which would increase our expenses and reduce our assets.

      INCREASES  IN COSTS OF  POSTAGE  COULD  NEGATIVELY  IMPACT  OUR  OPERATING
RESULTS.

      We distribute millions of mailings each year, and postage is a significant expense in the operation of our business. We do not pass on the costs of member mailings and member solicitation packages. Even small increases in the cost of postage, multiplied by the millions of mailings we conduct, would result in increased expenses and would negatively impact our operating results.

      WE FACE SIGNIFICANT COMPETITION FROM A WIDE VARIETY OF SOURCES FOR THE SALE OF OUR PRODUCTS.

      We may not be able to compete effectively because of the significant competition in our markets from many competitors, many of whom are better financed and have greater resources and from other competing products, which provide similar entertainment value. We compete with other web sites, retail outlets and catalogs, which offer similar entertainment products or content, including digital download of spoken word content. New competitors, including large companies, may elect to enter the markets for audiobooks and spoken word content. We also compete for discretionary consumer spending with mail order clubs and catalogs, other direct marketers and retailers that offer products with similar entertainment value as audiobooks and old-time radio and classic video programs, such as music on cassettes and compact discs, printed books, videos, and laser and digital video discs. Many of these competitors are well-established companies, which have greater financial resources that enable them to better withstand substantial price competition or downturns in the market for spoken word content.

      RISKS RELATING TO OUR CAPITAL STRUCTURE


      NORTON HERRICK EXERTS SIGNIFICANT INFLUENCE OVER SHAREHOLDER MATTERS.

      Norton Herrick owns approximately 18% of our outstanding common stock, all of our outstanding Series A convertible preferred stock and all of our outstanding Series C convertible preferred stock, and therefore, has the right to cast approximately 40% of the voting power of our capital stock. He also holds approximately $5.8 million principal amount of convertible debt and warrants and options, which in the aggregate are convertible into or exercisable to purchase approximately 23.4 million shares of our common stock at prices ranging from $0.53 per share to $4.00 per share, which if converted and exercised, would give them the right to vote, in total, approximately 71% of the voting power of our capital stock. As a significant shareholder, he exerts significant influence over matters which require shareholder vote, including the election of directors, amendments to our Articles of Incorporation or approval of the dissolution, merger, or sale of MediaBay, our subsidiaries or substantially all of our assets. In addition, consents of the holders of the Series A convertible preferred stock and Series C convertible preferred stock are required for certain actions, including a merger or other business combination, certain assets sales, the creation, authorization or increase of any series of shares of capital stock convertible into common stock, incurrence of indebtedness and declaration or payment of dividends on capital stock. Ownership of the convertible debt restricts our ability to take other corporate actions, including the incurrence of additional debt, without the holders' consent. This concentration of ownership and control by Mr. Herrick could delay or prevent a change in our control or other action, even when a change in control or other action might be in the best interests of other shareholders.

      OUR ABILITY TO USE OUR NET OPERATING LOSSES WILL BE LIMITED IN FUTURE PERIODS, WHICH COULD INCREASE OUR TAX LIABILITY.

      Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the corporation's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves. We are unable to determine the availability of net operating losses since this availability is dependent upon profitable operations, which we have not achieved in prior periods.

      OUR STOCK PRICE HAS BEEN AND COULD CONTINUE TO BE EXTREMELY VOLATILE.

      The market price of our common stock has been subject to significant fluctuations since our initial public offering in October 1997. The securities markets have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to:

      o     our ability to maintain listing of our common stock on NASDAQ;

      o     actual or anticipated variations in our quarterly operating results;

      o     announcements by us or other industry participants,

      o     factors affecting the market for spoken word content;

      o     changes in national or regional economic conditions;

      o changes in securities analysts' estimates for us, our competitors' or our industry or our failure to meet such analysts' expectations; and

      o     general market conditions.


      A LARGE NUMBER OF SHARES OF OUR COMMON STOCK COULD BE SOLD IN THE MARKET IN THE NEAR FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

      As of June 1, 2004, we had outstanding approximately 18.5 million shares of common stock. In addition, a substantial portion of our shares are currently freely trading without restriction under the Securities Act of 1933, having been registered for resale or held by their holders for over two years and are eligible for sale under Rule 144(k). There are currently outstanding options and warrants to purchase and debt convertible into an aggregate of approximately 49 million shares of our common stock at an average exercise or conversion price of $0.96 per share. A substantial portion of these shares has been registered for resale. To the extent any of our warrants or options are exercised or convertible debt is converted, your percentage ownership will be diluted and our stock price could be further adversely affected. Moreover, as the underlying shares are sold, the market price could drop significantly if the holders of these restricted shares sell them or if the market perceives that the holders intend to sell these shares.

      SPECIAL INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements in this prospectus constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of our management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect,"

"Intent," "estimate," "anticipate," "believe," or "continue" or the negative there of or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any results, performances or achievements express or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from our expectations, include, without limitation, those discussed "the Risk Factors section" appearing elsewhere in this prospectus. Undue reference should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from any sales of shares of common stock made from time to time hereunder by the selling shareholders. Any proceeds we receive from the exercise of options for cash will be used for working capital. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      MediaBay is authorized to issue 150,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, of which 75,000 shares are designated as Series A Convertible Preferred Stock, 10,000 shares are designated as Series B Convertible Preferred Stock and 100,000 shares are designated as Series C Convertible Preferred Stock. As of July 26, 2004, there were 18,463,624 shares of common stock outstanding, 25,000 shares of Series A Convertible Preferred Stock outstanding, 3,350 shares of Series B Convertible Preferred Stock outstanding and 43,527 shares of Series C Convertible Preferred Stock outstanding.

COMMON STOCK

      The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation or dissolution of MediaBay, the holders of common stock are entitled to receive all assets available for distribution to the shareholders after satisfaction of obligations to creditors, subject to any preferential rights of any preferred stock then outstanding. The holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which our board of directors may designate in the future.

PREFERRED STOCK

      Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by our board of directors. Our board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could adversely affect the voting power of the holders of common stock and make it more difficult for a third party to gain control of MediaBay prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

      Series A Convertible Preferred Stock

      There are currently 25,000 shares of Series A Convertible Preferred Stock outstanding. The stated value of the Series A Convertible Preferred Stock is $100.00 per share.

      Dividends. Dividends are payable on the Series A Convertible Preferred Stock quarterly, in arrears, on each March 31, June 30, September 30 and December 30 at an annual rate of $9.00 per share. Dividends are payable at the holder's option in (i) additional shares of Series A Convertible Preferred Stock
(ii) shares of common stock or (iii) cash; provided that if the holder elects to receive a dividend payment in cash, the payment will accrue until MediaBay is permitted to be made under its existing credit facility.

      Conversion. The Series A Convertible Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to a fraction, (i) the numerator of which is equal to the liquidation preference plus accrued and unpaid dividends through the conversion date and (ii) the denominator is the stock price which is currently $0.56, subject to adjustment.

      Liquidation. In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series A Convertible Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of MediaBay common stock.

      Voting Rights. The holders of Series A Convertible Preferred Stock shall have the number of votes equal to the number of shares of Series A Convertible Preferred Stock held multiplied by a fraction, the numerator of which is the liquidation preference and the denominator is $1.75, and shall vote together with the holders of common stock and Series C Convertible Preferred Stock as a single class on all matters submitted to the stockholders for a vote. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock is required for, among other things, the creation, authorization or issuance of a series or shares of preferred stock senior to, or on parity with, the Series A Convertible Preferred Stock; a merger, consolidation or business combination in which MediaBay is not the surviving entity and MediaBay's shareholders do not hold a majority of the capital stock of the surviving entity; MediaBay to incur or permit to exist indebtedness or liens; the declaration or payment of dividends; redemption or retirement of any other capital stock; distributions to shareholders; and certain sales, transfers and dispositions of assets.

      Series B Convertible Preferred Stock

      There are currently 3,350 shares of Series B Convertible Preferred Stock outstanding. The stated value of the Series B Convertible Preferred Stock is $100.00 per share.

      Dividends. Dividends are payable on the Series B Convertible Preferred Stock quarterly, in arrears, on each March 31, June 30, September 30 and December 30 at an annual rate of $9.00 per share. Dividends are payable at the holder's option in (i) additional shares of Series B Convertible Preferred Stock
(ii) shares of common stock or (iii) cash; provided that the payment will accrue until MediaBay is permitted to be made under its existing credit facility.

      Conversion. The Series B Convertible Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to a fraction, (i) the numerator of which is equal to the liquidation preference plus accrued and unpaid dividends through the conversion date and (ii) the denominator is the stock price which is currently $0.77, subject to adjustment.

      Liquidation. In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of MediaBay common stock.

      Voting Rights. The holders of Series B Convertible Preferred Stock shall have no voting rights, except as required by law and except that the consent of the Series B Convertible Preferred Stock, voting separately as a class, is required for any amendment, alteration or repeal of the terms of the Series B Convertible Preferred Stock which materially and adversely affects the rights, preferences and privileges of the Series B Convertible Preferred Stock.

      Series C Convertible Preferred Stock

      There are currently 100,000 shares of Series C Convertible Preferred Stock outstanding. The stated value of the Series C Convertible Preferred Stock is $100.00 per share.

      Dividends. Dividends are payable on the Series C Convertible Preferred Stock quarterly, in arrears, on each March 31, June 30, September 30 and December 30 at an annual rate of $12.00 per share. Dividends are payable at the holder's option in (i) shares of common stock or (ii) cash; provided that if the holder elects to receive a dividend payment in cash, the payment will accrue until MediaBay is permitted to be made under its existing credit facility.

      Conversion. The Series C Convertible Preferred Stock is convertible, at the option of the holder, into a number of shares of common stock equal to a fraction, (i) the numerator of which is equal to the liquidation preference plus accrued and unpaid dividends through the conversion date and (ii) the denominator is the stock price which is currently $0.78, subject to adjustment.

      Liquidation. In the event of a liquidation, dissolution or winding up of MediaBay, the holders of Series C Convertible Preferred Stock shall be entitled to receive out of the assets of MediaBay, a sum in cash equal to $100.00 per share before any amounts are paid to the holders of MediaBay common stock.

      Voting Rights. The holders of Series C Convertible Preferred Stock shall have the number of votes equal to the number of shares of Series C Convertible Preferred Stock held multiplied by a fraction, the numerator of which is the liquidation preference and the denominator is $0.78, and shall vote together with the holders of common stock and Series A Convertible Preferred Stock as a single class on all matters submitted to the stockholders for a vote. In addition, the affirmative vote of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock is required for, among other things, the creation, authorization or issuance of a series or shares of preferred stock senior to, or on parity with, the Series C Convertible Preferred Stock; a merger, consolidation or business combination in which MediaBay is not the surviving entity and MediaBay's shareholders do not hold a majority of the capital stock of the surviving entity; MediaBay to incur or permit to exist indebtedness or liens; the declaration or payment of dividends; redemption or retirement of any other capital stock; distributions to shareholders; and certain sales, transfers and dispositions of assets.

CLASSIFIED BOARD OF DIRECTORS

      Our by-laws divide our board of directors into three classes, serving staggered three-year terms. The staggered terms of the classes of directors may make it more difficult for a third party to gain control of our board or acquire MediaBay and may discourage bids for our common stock at a premium. In addition, our Articles of Incorporation provide that shareholders may not call special meetings of shareholders unless they represent at least 25% of our outstanding voting shares of stock.

TRANSFER AGENT

      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

           SHAREHOLDERS FOR WHICH SHARES ARE BEING REGISTERED FOR SALE

      The following table sets forth information as of July 26, 2004, with respect to the shareholders for which shares are being registered for sale:


                                    Beneficial Ownership of    Shares Registered      Shares Beneficially          % of Shares
Shareholders for Which Shares       Shares of Common Stock,                           Owned Assuming the       Beneficially Owned
are Being Registered                    including Shares        for Sale Assuming      Sale of the Shares      Assuming the Sale of
for Sale                              Registered for Sale     Exercise of Options         Registered          the Shares Registered
------------------------------    -------------------------- ---------------------    --------------------  ------------------------
Richard Berman                                  107,500                50,000                82,500                    *
Jeffrey Dittus                                  700,000             1,500,000               200,000                    *
Paul Ehrlich                                     97,500                70,000                52,500                    *
John Levy                                       387,215               150,000               387,215                    *
Joseph Rosetti                                  107,500                50,000                77,500                    *

-----------------

*Less than 1%

Jeffrey Dittus is Chief Executive Officer and a director of MediaBay. John Levy is Chairman and Chief Financial Officer of MediaBay. Howard Herrick is a former officer and director of MediaBay. Messrs. Ehrlich, Hershorn and Rosetti are directors of MediaBay.

A total of 25,000 of the shares registered for sale assuming exercise of options are not included in the shares beneficially owned by Mr. Berman because such shares are not exercisable within 60 days of the date of this prospectus.

A total of 1,200,000 of the shares registered for sale assuming exercise of options are not included in the shares beneficially owned by Mr. Dittus because such shares are not exercisable within 60 days of the date of this prospectus.

A total of 25,000 of the shares registered for sale assuming exercise of options are not included in the shares beneficially owned by Mr. Mr. Ehrlich because such shares are not exercisable within 60 days of the date of this prospectus.

The shares registered for sale assuming exercise of options are not included in the shares beneficially owned by Mr. Levy because such shares are not exercisable within 60 days of the date of this prospectus.

A total of 62,500 of the shares registered for sale assuming exercise of options are not included in the shares beneficially owned by Mr. Rosetti because such shares are not exercisable within 60 days of the date of this prospectus.

                              PLAN OF DISTRIBUTION

      MediaBay is registering the shares on behalf of the selling shareholders. As used herein, selling shareholders includes donees, transferees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. We have agreed to bear the expenses in connection with the registration of the shares offered and sold by the selling shareholders. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholder. Sales of shares may be affected by the selling shareholder from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

      The selling shareholders may effect transactions by selling shares directly to purchasers, through agents designated from time to time, or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be underwriters, within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

      Because the selling shareholders may be deemed to be underwriters, within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act.

      The selling shareholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of this rule.

                                 INDEMNIFICATION

      Our Articles of Incorporation and By-Laws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. The Florida Business Corporation Act provides that none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to MediaBay or our shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Business Corporation Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law.

      We have entered into indemnification agreements with some of our employees, officers and consultants. Under the terms of the indemnity agreements, we have agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of us and related expenses. Provided however, that the employee, officer or consultant shall reimburse us for the amounts if the individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to indemnification.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by the director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                  LEGAL MATTERS

      The legality of the shares of common stock offered hereby was passed upon for MediaBay, Inc. by Blank Rome LLP, New York, New York.

                                     EXPERTS

      The financial statements and the related financial statement schedule for the year-ended December 31, 2003 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Amper Politzner & Mattia, P.C., as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The financial statements and the related financial statement schedule for the years ended December 31, 2001 and 2002 incorporated in this prospectus by reference from MediaBay, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

      MediaBay has filed with the SEC, a Registration Statement with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, portions of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to MediaBay and this offering, reference is made to the Registration Statement, including exhibits filed therewith, which may be read and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. You can obtain copies of these materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's electronic data gathering, analysis and retrieval system are publicly available through the SEC's worldwide web site (http://www.sec.gov).

================================================================================

      We have not authorized any dealer, sales person or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

                                TABLE OF CONTENTS

                                      Page

Incorporation of Certain Documents

  by Reference...............................................................  2
The Company..................................................................  3
Risk Factors.................................................................  4
Special Information Regarding ...............................................
  Forward-looking Information................................................  8
Use of Proceeds..............................................................  9
Description of Capital Stock.................................................  9
Shareholders for Which Shares ...............................................
  are Being Registered for Sale.............................................. 12
Plan of Distribution......................................................... 13
Indemnification.............................................................. 13
Legal Matters................................................................ 14
Experts...................................................................... 14
Where You Can Find Information................................................15



                                1,820,000 SHARES

                                  COMMON STOCK

                                 MEDIABAY, INC.


                                 --------------

                                   PROSPECTUS

                                 --------------




                                  JULY 26, 2004


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.  Incorporation of Documents by Reference.

          The following documents previously filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

     1.   Annual Report on Form 10-K for the year ended December 31, 2003;

     2.   Quarterly Report on Form 10-Q for the period ended March 31, 2004;

     3.   Current Report on Form 8-K filed with the SEC on January 30, 2004;

     4.   Current Report on Form 8-K filed with the SEC on April 1, 2004;

     5.   Current Report on Form 8-K filed with the SEC on April 12, 2004;

     6.   Current Report on Form 8-K filed with the SEC on April 30, 2004;

     7.   Current Report on Form 8-K filed with the SEC on May 26, 2004; and

     8. The description of the Company's common stock contained in its Registration Statement on Form 8-A dated November 12, 1999, together with any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description.

      All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

      Any reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

          Item 4. Description of Securities.

          Not applicable.

          Item 5. Interests of Named Experts and Counsel.

          Not applicable

          Item 6. Indemnification of Directors and Officers.

      The Florida Business Corporation Act (the "Florida Act") contains provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Articles of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to the Registrant or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where such director breaches a duty.

         The Registrant's Articles of Incorporation and By-Laws provide that the Registrant shall indemnify, and upon request shall advance expenses to, its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of the Registrant shall be personally liable to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liability for
(i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or
(iv) a violation of a criminal law. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         The Registrant has entered into indemnification agreements with certain employees, officers and consultants. Pursuant to the terms of the indemnity agreements, the Registrant has agreed to indemnify, to the fullest extent permitted under applicable law, against any amounts which the employee, officer or consultant may become legally obligated to pay in connection with any claim arising from or out of the employee, officer or consultant acting, in connection with any services performed by or on behalf of the Registrant and certain expenses related thereto. Provided however, that the employee, officer or consultant shall reimburse the Registrant for such amounts if the such individual is found, as finally judicially determined by a court of competent jurisdiction, not to have been entitled to such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          Item 7. Exemption from Registration Claimed.

          Not Applicable.

          Item 8. Exhibits.

Exhibit No.  Description
-----------  -----------
      5      Opinion of Blank Rome LLP

     23.1    Consent of Amper Politzner & Mottia, P.C.

     23.2    Consent of Deloitte & Touche LLP

     23.3    Consent of Blank Rome Tenzer Greenblatt LLP (included in Exhibit 5)

     24      Power  of  Attorney  (included  on Page  II-5  of this Registration
             Statement)

          Item 9. Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)To include  any  material  information  with  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cedar Knolls, New Jersey, on this 26 day of July 2004.

                                        MEDIABAY, INC.

                                        By: /s/ John Levy
                                            -----------------------------------
                                            John Levy, Chairman and
                                            Chief Financial Officer

      Each person whose signature appeart s below authorizes each of John Levy and Jeffrey Dittus, or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each such person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

    Signature                           Title                                                Date
    ---------                           -----                                                ----
    /s/ Jeffrey Dittus        Director and Chief Executive Officer                      July 26, 2004
    ----------------------    (Principal Executive Officer)
    Jeffrey Dittus

    /s/ John Levy             Chairman and Chief Financial Officer (Principal
    ----------------------    Financial and Accounting Officer)                         July 26, 2004
    John Levy


    /s/ Richard Berman        Director                                                  July 26, 2004
    ----------------------
    Richard Berman

    /s/ Paul Ehrlich          Director                                                  July 26, 2004
    ----------------------
    Paul Ehrlich

                              Director

    Joseph R. Rosetti

                              Director

    Paul Neuwirth

    /s/ Stephen Yarvis        Director                                                  July 26, 2004
    ----------------------
    Stephen Yarvis